Exhibit 99.1

Worksport Receives over US$2.3 Million to date from Exercised Warrants

TORONTO – March 4th, 2021 — Worksport Ltd (OTC: WKSP) (or the “Company”) is announcing that following the success of their previously oversubscribed Regulation-A public offering, the Company has received over US$2,300,000 from investors who have exercised their warrants. Having close to 20% of outstanding warrants exercised in such short order following the closeout of the offering again signals the strong interest and support from Worksport’s dedicated investors and shareholders alike.

This additional influx of capital will go to work towards its strategic North American and Chinese manufacturing investments as well as in the development of its TerraVis™ solar tonneau cover system and TerraVis COR™ mobile energy storage system (ESS).

“We would like to take this second opportunity to again express our sincere gratitude by thanking those who invested, continue to share our vision of a bright future, and managed to exercise their warrants in a quick turnaround,” said Worksport CEO Steven Rossi. “We are in the midst of a major growth period for the Company as we continue to receive this additional working capital that will all but ensure the realization of both the TerraVis™ tonneau cover system and its allied TerraVis COR™ mobile energy storage system to market. As was stated earlier this week, the Company is deep in discussions with high profile market players as strategic means for rapid & sustainable growth. Worksport has a myriad of amazing developments in the works and will be updating shareholders on several projects as they become material.”

Investors are reminded that they may redeem their warrants anytime within a period of 12 months from the time of their investment at a price of 20 cents ($0.20) per share. Worksport strongly encourages investors to exercise their warrants before they expire, especially as they are currently in the money as of the time of this writing. Warrant redemption can be executed directly with Worksport by emailing the completed warrant redemption form (previously emailed to them) to Faran Ali at fali@worksport.com. They may also call 1 (888) 506-2013 or (917) 793-1634 for assistance through the process.

To stay up-to-date on all the latest Worksport news… investors, shareholders, and supporters are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters at www.worksport.com and www.goterravis.com. Worksport will continue to update investors, shareholders, and supporters to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd. (currently OTCQB: WKSP) develops and manufactures high quality, modular, attractively priced tonneau covers and solar-powered systems for light-duty trucks such as the Sierra, Silverado, Canyon, RAM, Ford F-Series, et al. and consumer adventures & emergency/ disaster-recovery purposes, where portable energy is a necessity. The modular, redefining Worksport TerraVis™ tonneau cover system is being mindfully designed for the jobsite contractor and off-road, light-duty trucker - for work and play - to sustainably supply extra energy for those additional miles. Its allied TerraVis COR™ mobile energy storage system (ESS), expected to launch by end of 2021, will be another redefining product targeted for vacationers, second-home owners, and campers. Plans are also being constructed to address the dire adoption & scaling needs of the EV markets with grid micro-charging stations to provide convenience and efficiency in recharging to smaller form-factor EVs. For more information, please visit www.worksport.com and www.goterravis.com.

Connect with Worksport:

LinkedIn

Facebook

Twitter

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For further information please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Company estimates, forecasts, and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.